Exhibit 99

For Immediate Release	Contact Information
Tuesday, September 27, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Announces $80 Million Asset Sale Pending

     SAN ANTONIO -- Sept. 27, 2005 -- The Exploration Company (Nasdaq:TXCO) today announced conclusion of its strategic alternatives review and that it has entered into an agreement with EnCana Oil & Gas (USA) Inc. (the Purchaser) to sell selected interests in TXCO's approximately 670,000-acre Maverick Basin block in Southwest Texas for US$80 million. EnCana Oil & Gas (USA) Inc. is an indirect wholly owned subsidiary of EnCana Corporation of Calgary, Alberta, Canada.

Terms of the purchase and sale agreement include:
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The Purchaser will acquire interests in approximately 300,000 gross acres across the southern portion of TXCO's acreage. TXCO will retain an interest in two intervals, the Glen Rose formation under the entire block and the San Miguel formation in the Pena Creek field only.

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The Purchaser will initially acquire an undivided 50 percent interest in approximately 220,000 gross acres across the northern portion of TXCO's Maverick Basin acreage below the Glen Rose formation, including the Pearsall and Jurassic formations. Within two years, or the joint drilling of 15 wells, whichever comes first, TXCO and the Purchaser will undertake to partition the lands with each retaining 100 percent in their respective partitioned lands. TXCO will retain all existing interests in the remaining shallow formations of the northern block, including the Glen Rose, Georgetown, McKnight, Eagleford, Austin Chalk, San Miguel and Olmos coalbed methane.

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The Purchaser will acquire approximately 3 percent of TXCO's estimated proved reserves at June 30 and approximately 20 percent of TXCO's existing production at Sept. 1, primarily from the Georgetown formation.

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Upon closing, TXCO will increase its working interest up to 100 percent in the oil and gas rights and related production facilities attributable to the Glen Rose formation across the southern block and retain its rights to the San Miguel formation on its Pena Creek field, as well as its extensive gas gathering and transmission pipeline assets.

s	TXCO will continue to hold interests in approximately 670,000 gross acres and approximately 470,000 net acres in the Maverick Basin after closing the transaction.

     Closing is subject to: the Purchaser's satisfactory completion of due diligence and title review; corporate approvals by both parties; the Purchaser's acquisition of a third party's joint interest in the subject properties; and other contingencies common for a transaction of this type. Purchase price is US$80 million. The effective date will be Sept. 1, 2005, with closing to occur no later than Sept. 30, 2005.

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     "This transaction is the result of our board of directors' strategic alternatives review announced in December 2004," said TXCO President and CEO James E. Sigmon. "TXCO will continue to hold substantial interests in our large acreage block after closing, with numerous, attractive horizons. We will have increased available capital, allowing us to pursue additional opportunities. By monetizing a portion of primarily nonproducing assets, we will be able to strengthen our balance sheet by redeeming our outstanding preferred stock and eliminating our bank debt.

     "Adding EnCana's technical expertise to various zones in the basin will enable us to refine our multi-play/multi-pay strategy growing via the drillbit, further enhancing shareholder value," Sigmon continued. "Another benefit of this transaction is that it allows us to better focus on the Glen Rose porosity play, which has been -- and continues to be -- one of our most prolific and profitable targets. We will increase our working interest from 50 percent to 100 percent over most of the area."

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to successful negotiations with third parties, amount of interests to be earned, timing of closing transactions, capital availability, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter ended June 30, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

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